Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Linda Brewton
Semtech Corporation
(805) 480-2004
webir@semtech.com
Semtech Enters Agreement in Principle to Settle Class Action Securities Litigation
CAMARILLO, Calif., December 8, 2010 — Semtech Corp. (Nasdaq: SMTC), a leading supplier of analog and mixed-signal semiconductors, today announced it has entered into an agreement in principle to settle all claims asserted against all defendants in the putative class action concerning the Company’s stock option accounting practices captioned In re Semtech Corporation Securities Litigation, Case No. 2:07-cv-07114-CAS (C.D. Cal). The agreement in principle provides for the payment of $20 million by the Company. The agreement in principle contemplates the negotiation and execution of a final settlement agreement. The proposed settlement would fully resolve all claims against the Company, all current officers and directors of the Company named in the lawsuit, and certain former officers and directors of the Company named in the lawsuit. No parties admit any wrongdoing as part of the proposed settlement. The settlement also is subject to preliminary approval by the Court, notice to the putative class and subsequent final approval by the Court.
The agreement in principle was entered into after the Company announced its preliminary results of operations for the three and nine month periods ended October 31, 2010 but prior to the filing of the Company’s Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission. Under U.S. Generally Accepted Accounting Principles the agreement represents a recognized subsequent event in its financial statements for the three and nine month periods ended October 31, 2010. For details, please refer to the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on December 8, 2010.
- more -

Page 2 of 2	Semtech Enters Agreement To Settle Class Action Securities Litigation
“Safe Harbor” Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include the finalization and approval of the class action settlement. These statements are based on current information and expectations and involve a number of risks and uncertainties, including the possibility that a final settlement is not reached or approved by the Court.
About Semtech
Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, computing, communications and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.
Semtech and the Semtech logo are marks of Semtech Corporation.